Exhibit 99.1

The 4Less Group Reports Record First Quarter Sales

Las Vegas, NV – June 15, 2021 - The 4Less Group, Inc. (FLES: OTCQB) (Company) reports that their auto parts e-commerce website www.Liftkits4less.com(“Liftkits”), that targets the aftermarket automotive parts for Jeep Truck and SUV vehicles, recorded a record 1st quarter sales ending April 30, 2021 of $3,728,784 dollars and an increase of over 186% of 1st quarter sales of $2,000,071 for the same period in the prior year.

In addition, the Company reported deferred revenue of $981,830. Deferred revenue is defined as orders that were taken and paid for by customers prior to end of the quarter but had not yet been delivered to customer as of the end of the quarter. The Company believes the delay was primarily because of supply chain issues due to supplier back-orders because of the Covid-19 pandemic as well as processing and delivery timing.

“We were expecting a great 1st quarter as we reported earlier in the year about record-breaking sales numbers for both February and March 2021. I believe the most exciting part however is that 1st quarter sales were at 46% of our total FYE 2021 sales or just under half of last year’s total annual sales,” stated Christopher Davenport, President and CEO of Auto Parts 4Less, Inc., the Company’s wholly owned subsidiary.

“With a great 1st quarter now in the books, along with our recently announced 10-fold increase in aftermarket parts available on LiftKits (going from approximately 80,000 to over 800,000 parts in the next 90 days) as well as the coming launch of our automotive parts marketplace later this summer, AutoParts4less.com, we believe we are extremely well positioned to potentially have a breakout year,” reaffirmed Tim Armes, Chairman and CEO of The 4Less Group.

About The 4Less Group, Inc.

Building off the knowledge and continued success of their present e-commerce website, liftkits4less.com, that targets the aftermarket automotive parts for Jeep Truck and SUV vehicles, The 4Less Group, Inc. (www.the4lessgroup.com) is now focused on launching what they believe to be one of the world’s first automotive parts only multi-vendor marketplace under the URL AutoParts4Less.com. The projected MVP site launch will begin in early Summer 2021.

Also visit: www.AutoParts4Less.com as well as www.LiftKits4Less.com

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects. In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Factors that could cause results to differ include but are not limited to, successful performance of internal plans, product or services development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. No information in this press release should be construed in any way whatsoever as an indication of the Company’s future stock price, revenues, or results of operations. The Company takes no obligation to update or correct (i) its own forward-looking statements, except as required by law, or (ii) those prepared by third parties that are not paid for by the Company.

For more information, contact:

Email: PR@The4LessCorp.com